Exhibit 10.2

AMPCO-PITTSBURGH CORPORATION EXECUTIVE SEVERANCE PLAN

ARTICLE 1

Purpose

Ampco-Pittsburgh Corporation (the “Plan Sponsor”), on behalf of each participating entity included as the Company, hereby adopts the Ampco-Pittsburgh Corporation Executive Severance Plan (the “Plan”), effective as of the Effective Date. The Plan is established to provide financial assistance to a Participant whose Employment is terminated due to an Involuntary Termination of Employment occurring on or after the Effective Date not otherwise covered by the Change in Control Agreement between a Participant and the Company (a “CIC Agreement”).

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to meet all applicable requirements of ERISA and regulations thereunder, as in effect from time to time. The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.

The establishment of the Plan shall not affect or modify the rights of a Participant with respect to severance benefits under any individual employment agreement or change in control agreement with a Participant (exclusive of termination treatment provisions in equity awards), including a CIC Agreement (each, an “Agreement”). In no event may a Participant receive severance benefits under both this Plan and an Agreement, or any other arrangement with the Company, except to the extent the Company expressly determines otherwise. If a Participant has an Agreement and such Agreement provides for the payment of severance benefits in connection with a Participant’s Involuntary Termination of Employment, to the extent the events giving rise to the Involuntary Termination of Employment are covered by such Agreement, such Agreement and not this Plan shall govern the payment of severance benefits relating to such Involuntary Termination of Employment. In addition, the establishment of this Plan does not nullify or replace any non-competition, release of claims or other agreements between the Company and any of its employees or former employees entered into in connection with any such Agreements.

ARTICLE 2

Definitions

2.1    Affiliate. All members of any controlled group within the meaning of Code Sections 414(b) and (c) that includes the Plan Sponsor.

2.2    Board. The Board of Directors of the Plan Sponsor.

2.3    Cause. Cause shall be defined as that term is defined in the Participant’s offer letter, severance agreement or other applicable employment agreement; or, if there is no such definition, “Cause” means any conduct of a Participant contained in the following list:

(a)    the Participant engaging in fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of his or her employment;

(b)    an act or omission by the Participant that is willfully or grossly negligent, contrary to the Company’s established policies or practices, or materially harmful to the Company’s business or reputation or to the business of the Company’s customers or suppliers as it relates to the Company;

(c)    the Participant’s plea of no contest to, or conviction of, a felony;

(d)    the Participant’s substantial failure to perform his or her duties after receiving notice of the failure from the Company, which failure has not been cured within thirty (30) days after the Participant receives notice of the failure; or

(e)    the Participant’s breach of any non-competition or confidentiality covenant between the Participant and the Company.

2.4    COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.5    Code. The Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

2.6    Company. The Plan Sponsor, its successor and assigns, and any of its Affiliates that, with the consent of the Plan Sponsor, adopt the Plan for the benefit of their employees. The Plan Sponsor may act on behalf of any such adopting Affiliate for purposes of this Plan.

2.7    Compensation. An annual amount equal to the sum of (a) the Participant’s annualized base pay at the rate in effect on his or her Separation Date, plus (b) the average annual cash incentive bonus paid to the Participant for the three fiscal years immediately preceding the Separation Date, provided that (i) if the Participant has been employed for fewer than three years, the average will be based on the applicable number of years (one or two), and (ii) if the Involuntary Termination of Employment occurs in the first year of employment, no bonus amount shall be included. The annual amount of Compensation shall be determined as a monthly amount for purposes of Article 4 by dividing such amount by twelve.

2.8    Disabled or Disability. Disability means “disability” as defined from time to time under any long-term disability plan of the Company with which the Participant is employed.

2.9    Effective Date. June 21, 2018.

2.10    Employment. A Participant’s employment with the Company, beginning on the Participant’s original date of hire and ending on the Participant’s Separation Date.

2.11    Good Reason. “Good Reason” shall be defined as that term is defined in the Participant’s offer letter, severance agreement or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the Participant’s termination of employment following the initial existence of one or more of the following conditions without the consent of the Participant: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Participant’s then present location will not be considered a material change in geographic location. For a termination of employment to be considered for Good Reason, the Participant must provide notice to the Plan Administrator of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days to remedy the condition. If the condition is not remedied by the Company within thirty (30) days of the notice, the Participant must have a termination of employment within thirty (30) days after the failure to remedy the condition.

2.12    Involuntary Termination of Employment. A Participant’s termination of Employment, other than by reason of death or Disability, (a) by the Company without Cause, or (b) by the Participant for Good Reason.

2.13    Participant. Any individual selected by the Plan Administrator to participate in the Plan pursuant to Article 3.

2.14    Plan. The Ampco-Pittsburgh Corporation Executive Severance Plan, as stated herein and as may be amended from time to time.

2.15    Plan Administrator. The Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan pursuant to Section 5.2, which shall control and manage the operation and administrative of the Plan as the named fiduciary.

2.16    Plan Year. The calendar year. The first Plan Year shall begin on the Effective Date and end on December 31, 2018.

2.17    Separation Date. A Participant’s last day of active Employment (i.e., the last day the Participant works for the Company) due to an Involuntary Termination of Employment which entitles the Participant to benefits from the Plan.

2.18    Severance Benefits. Benefits paid to a Participant pursuant to Article 4.

2.19    Welfare Benefits. The medical, dental, and vision insurance benefits provided by the Company to a given Participant (and any eligible dependents).

ARTICLE 3

Eligibility for Benefits Guidelines

3.1    Participation Requirements. The Plan Administrator may designate, in its sole discretion and from time to time, one or more employees of the Company to participate in the Plan as Participants.

3.2    Notice of Participation. The Plan Administrator shall provide each Participant selected to participate in the Plan with a letter notifying the Participant of his or her participation in the Plan and the potential Severance Benefits payable under the Plan.

3.3    Eligibility for Severance Benefits. Under these guidelines, a Participant shall be eligible for Severance Benefits, as determined pursuant to Article 4, if the Participant meets all of the following conditions:

(a)    incurs an Involuntary Termination of Employment;

(b)    executes and returns to the Plan Administrator a general written release and waiver of claims, in such form as determined by the Plan Administrator from time to time, within 21 days (or, to the extent required by applicable law, 45 days) after the Participant’s Separation Date and does not revoke such waiver of claims within 7 days after its execution;

(c)    is in compliance with all applicable employment related covenants regarding protection of confidential information, including any applicable non-compete or non-solicitation covenants;

(d)    returns to the Company any property of the Company that has come into the Participant’s possession; and

(e)    performs all transition and other matters required of the Participant by the Company following his or her Involuntary Termination of Employment.

3.4    Ineligibility for Benefits. Under these guidelines, a Participant shall not be eligible to receive Severance Benefits pursuant to Article 4 in the event of any of the following:

(a)    The Participant’s termination of Employment for any reason other an Involuntary Termination of Employment (for example, termination of Employment by the Company for Cause, by the Participant without Good Reason, or due to the Participant’s death or Disability); or

(b)    The amendment or termination of the Plan to eliminate a Participant’s eligibility to receive Severance Benefits prior to his or her Separation Date, in accordance with Section 6.1.

ARTICLE 4

Severance Benefits Guidelines

4.1    Severance Benefits.

(a)    Involuntary Termination of Employment. Upon a Participant’s Involuntary Termination of Employment, the Participant shall be entitled to receive:

(i)    salary continuation payments for 12 months (the “Severance Period”) equal to 12 months of Compensation;

(ii)    for a period ending upon the earlier of (x) the number of months in the Participant’s Severance Period (determined under Section 4.1(a)(i)) following the Separation Date, (y) 18 months and (z) the date on which the Participant becomes entitled to comparable Welfare Benefits from another employer subject to the Participant’s proper election to continue healthcare coverage under COBRA, payment by the Company of the Participant’s COBRA premiums, less the amount that the Participant would be required to contribute for such healthcare coverage if the Participant were an active employee.

4.2    Commencement of Severance Benefits. The Severance Benefits payable to a Participant under Section 4.1(a) shall be paid out in installments in accordance with the Company’s payroll practices over the applicable payment periods described in Section 4.1(a)(i) and (a)(ii), beginning on the first regularly scheduled payroll date occurring on or after the 60th day following the Separation Date (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall be paid on the First Payroll Date.

4.3    Payment of Severance Benefits Upon Death of Participant. If a Participant dies after Severance Benefits become payable under the Plan but prior to the date payment of Severance Benefits is completed, the actuarial equivalent present value of the Severance Benefits remaining to be paid, as determined solely by the Plan Administrator, shall be paid in a single lump sum no later than March 15 following the calendar year in which the Participant’s death occurs to the Participant’s legal surviving spouse, or if none, to the Participant’s estate. Notwithstanding any provision of the Plan to the contrary, no Severance Benefits shall be paid following the death of the Participant unless the Company receives any release, agreement, waiver or other document required to be provided by the Participant’s surviving spouse or estate, as applicable, as a condition of receipt of Severance Benefits within the time frame required under the applicable release, agreement, waiver or other document but no later than 60 days following the Participant’s death, to the extent required by the Plan Administrator.

4.4    Cessation of Benefits. Payment of Severance Benefits under the Plan shall cease immediately:

(a)    Upon discovery by the Company that the Participant, while working as an employee of the Company, engaged in any activity which would have constituted Cause; or

(b)    Upon discovery by the Company that the Participant has violated confidentiality, non-competition, non-solicitation or other covenants with respect to the Company to which the Participant may be subject.

4.5    Repayment of Benefits. The Company reserves the right to recover Severance Benefits in the event a Participant violates any covenant to which he or she is subject under Section 4.6 or commits an action or conduct that constitutes Cause.

ARTICLE 5

Plan Administration

5.1    Plan Administrator’s Authority. The Plan Administrator shall have full and complete authority to enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a)    To apply and interpret the Plan in its absolute discretion, including the authority to construe disputed provisions;

(b)    To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

(c)    To compute and certify the amount of Severance Benefits payable to Participants;

(d)    To authorize all disbursements in accordance with the provisions of the Plan;

(e)    To employ and reasonably compensate accountants, attorneys and other persons to render advice or perform services for the Plan as it deems necessary;

(f)    To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

(g)    To appoint an agent for service of legal process.

All decisions of the Plan Administrator based on the Plan and documents presented to it shall be final and binding upon all persons.

5.2    Appointment of Separate Administrator. The Plan Sponsor may appoint a separate Plan Administrator which shall be an officer of the Plan Sponsor or a committee consisting of at least two persons. Members of any such committee may resign by written notice to the Plan Sponsor and the Plan Sponsor may appoint or remove members of the committee. A Plan Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Plan Administrator.

5.3    Claims for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Participant. A Participant not receiving Severance Benefits who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s or Participant’s authorized representative (the “Claimant”) may request in writing that his claim be reviewed by the Plan Administrator. All such claims for benefits must be submitted to the Plan Administrator at the address of the Plan Sponsor’s corporate headquarters within 60 days after the Participant’s termination of employment. The review of all claims for benefits shall be governed by the following rules:

(a)    Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 90-day period. The extension notice shall indicate:

(i)    The special circumstances requiring the extension of time; and

(ii)    The date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b)    Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

(i)    States the specific reason or reasons for the denial;

(ii)    Refers to the specific Plan provisions on which the denial is based;

(iii)    Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

(iv)    Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.4    Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a)    Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records or other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits. The Plan Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)    Decision on Review. The Plan Administrator shall review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review. This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice shall indicate:

(i)    The special circumstances requiring the extension of time; and

(ii)    The date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c)    Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

(i)    States the specific reason or reasons for denial;

(ii)    Refers to the specific Plan provisions on which the denial is based;

(iii)    Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv)    Includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

5.5    Limitations on Legal Actions; Dispute Resolution. Claimants must follow the claims procedures described in this Article 5 before taking action in any other forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. Further, after following the claims procedures described in this Article 5, except with respect to enforcement of any covenants, the following provisions apply to any further disputes employment -related or post-employment that may arise regarding this Plan:

(a)    In the event of any dispute, claim, question or disagreement arising out of or relating to this Plan, the parties shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b)    If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30 day period, then within the following 30 day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten 10 days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of Pennsylvania or such other location as may be mutually agreed to by the parties.

(c)    The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 5.5. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(d)    To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by a Participant as a result of any dispute under this Section 5.5 involving the validity or enforceability of, or liability under, any provision of this Plan (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Plan) shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Plan.

(e)    By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial. The claims covered by this Section 5.5 include any statutory claims regarding a Participant’s Employment or the termination of his or her Employment, including without limitation claims regarding workplace discrimination.

ARTICLE 6

Plan Term and Amendment

6.1    Term. The Plan shall have a term ending on the second anniversary of the Effective Date. At least 90 days in advance of the end of the term of the Plan, the Plan Sponsor may elect to extend the term, but absent such action, the Plan shall terminate at the end of the term. No Participant shall be eligible for severance benefits under the Plan for an Involuntary Termination of Employment that occurs after the end of the term of the Plan. Notwithstanding the foregoing, any Participant who incurs an Involuntary Termination of Employment during the term of the Plan shall remain eligible to receive the severance benefits specified in Section 4.1(a), subject to the terms and conditions of the Plan as in effect on the date of such Involuntary Termination of Employment.

6.2    Power to Amend. The Plan Sponsor may at any time amend the Plan in its sole discretion with respect to any or all Participants and Participants for any reason, including altering, reducing or eliminating benefits to be paid to Participants who have not yet experienced a Separation Date; provided, however, that any amendment that eliminates or materially reduces potential Severance Benefits for a Participant shall not be effective until one year after notice is provided to the Participant. No amendment to the Plan shall adversely affect the severance benefits payable to a Participant who had an Involuntary Termination of Employment before the date of such amendment without the Participant’s prior written consent.

6.3    Successor Employer. Any successor to all or any portion of the business of the Plan Sponsor may, with the consent of the Plan Sponsor, continue the Plan. Such successor shall succeed to all the rights, powers, and duties of the Plan Sponsor. The Employment of any Participant who continues in the employ of the successor shall not be deemed to have been terminated or severed for purposes of this Plan.

ARTICLE 7

Miscellaneous Provisions

7.1    Section 409A. It is intended that the payments and benefits set forth in Article 4 are, to the greatest extent possible, exempt from the application of Code Section 409A and the

Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to a Participant upon his termination of employment shall only be made upon such Participant’s separation from service. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

7.2    Limitation on Liability. In no event shall the Company, the Plan Administrator or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

7.3    Non-Assignment of Benefits. Benefits paid under the Plan are for the sole use of Plan Participants. Except as required by law, benefits provided under the Plan cannot be assigned, transferred or pledged to anyone as collateral for a debt or other obligation.

7.4    Construction. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate.

7.5    Conflict with Applicable Law. If any provisions of ERISA or other applicable law render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

7.6    Contract of Employment. Nothing contained in this Plan shall be construed to constitute a contract of employment between the Company and any employee or impose on the Company an obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

7.7    Source of Benefits. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

7.8    Withholding. The Company shall have the authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

7.9    Governing Law. The Plan will be construed and enforced according to the laws of the State of Pennsylvania (other than its laws respecting choice of law) to the extent, if any, not preempted by ERISA.